Oportun Delivers Strong Fourth Quarter, Increases Net Income by $104 Million in Full Year 2025

Achieves fifth consecutive quarter of GAAP profitability

Full year 2025 GAAP EPS of $0.53, up $2.48 year-over-year

Full year 2025 Adjusted EPS of $1.36, reflecting 89% growth

Meets or outperforms each fourth quarter and full year guidance metric

SAN MATEO, CA – February 26, 2026 – Oportun Financial Corporation (Nasdaq: OPRT) (“Oportun”, or the "Company") reported financial results today for the fourth quarter and full year ended December 31, 2025.

“We finished 2025 with another solid performance, delivering our fifth consecutive quarter of GAAP profitability and meeting or outperforming each of our guidance metrics,” said Raul Vazquez, CEO of Oportun. “Strong fourth quarter execution and a focus on high-quality originations drove results above the top end of our total revenue guidance range, with total revenue of $248 million. Supported by a fourth quarter annualized net charge-off rate at the low end of expectations, reduced funding costs, and disciplined expense management, we delivered $42 million of Adjusted EBITDA - 15% above the top end of our guidance range.

"Our full year results also demonstrate disciplined execution and our commitment to creating long-term shareholder value. In 2025, we grew originations by 10%, reduced interest expense by 3%, and lowered operating expenses by 12%. As a result, full year 2025 GAAP net income increased by $104 million, Adjusted EPS grew 89%, GAAP ROE improved markedly to 6.8%, and Adjusted ROE improved by nearly 1,000 basis points to 17.5%."

"Looking ahead to full year 2026, we expect improved profitability across metrics. We are guiding to full year Adjusted EPS between $1.50 and $1.65, reflecting 11% to 21% year-over-year growth.”

Fourth Quarter and Full Year 2025 Results

Metric	GAAP				Adjusted[1]
	4Q25	4Q24	FY25	FY24	4Q25	4Q24	FY25	FY24
Total revenue[2]	$248	$251	$957	$1,002
Net income (loss)	$3.4	$8.7	$25	($79)	$13	$22	$65	$29
Diluted EPS	$0.07	$0.20	$0.53	$(1.95)	$0.27	$0.49	$1.36	$0.72
Adjusted EBITDA					$42	$41	$148	$105
Dollars in millions, except per share amounts.
[1] See the section entitled “About Non-GAAP Financial Measures” for an explanation of non-GAAP measures, and the table entitled “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of non-GAAP to GAAP measures.

[2] 4Q24 and FY2024 total revenue include $3.8 million and $34 million, respectively, from the credit cards receivable portfolio which was sold in November 2024.

Fourth Quarter 2025

◦Aggregate Originations were $495 million, a 5% decrease compared to $522 million in the prior-year quarter
◦Owned Principal Balance at end-of-period was $2.74 billion, an increase of 2% compared to $2.68 billion in the prior-year quarter
◦Annualized Net Charge-Off Rate of 12.3%, an increase of 60 basis points compared to 11.7% in the prior-year quarter
◦30+ Day Delinquency Rate of 4.9%, an increase of 13 basis points compared to 4.8% for the prior-year quarter
Full Year 2025

◦Aggregate Originations were $2.0 billion, a 10% increase compared to $1.8 billion in the prior year
◦Annualized Net Charge-Off Rate of 12.0%, in line with the 12.0% attained in the prior year.

Financial and Operating Results

All figures are as of or for the quarter ended December 31, 2025, unless otherwise noted.

Operational Drivers

Originations – Aggregate Originations for the fourth quarter were $495 million, a decrease of 5% as compared to $522 million in the prior-year quarter. The Company tightened credit further by concentrating originations towards existing members in the fourth quarter of 2025, while the fourth quarter of 2024 reflected Oportun's highest level of aggregate originations since 2022. Aggregate Originations for full year 2025 were $2.0 billion, an increase of 10% as compared to $1.8 billion in 2024. Full year originations growth reflected 51% expansion in secured personal loans and disciplined, cost-efficient marketing efforts that drove higher referral activity and application growth.

Portfolio Yield – Portfolio Yield as of the end of fourth quarter was 33.3%, a decrease of 88 basis points as compared to 34.2% in the prior-year quarter, as lower originations reduced origination fees. Portfolio Yield for the full year 2025 was 33.1%, a decrease of 39 basis points as compared to 33.5% in 2024. Portfolio yield decreased primarily due to changes in product and vintage mix. More recent vintages have featured lower interest rate yields, offset by higher origination fees.

Net Interest Margin Ratio - Net Interest Margin Ratio for the fourth quarter was 27.2%, compared to 28.4% in the prior-year quarter. This was primarily due to the absence of our credit card revenue in the prior-year quarter. Net Interest Margin Ratio for full year 2025 was 26.8%, compared to 27.6% in 2024. This was primarily due to the lower Portfolio Yield also driven by the sale of the credit card portfolio in the 2024.

Risk Adjusted Net Interest Margin Ratio - Risk Adjusted Net Interest Margin Ratio, which includes Portfolio Yield, cost of funds, Net Charge-Offs, and loan-related fair value adjustments, decreased in comparison to the prior-year quarter by 405 basis points to 13.4%. This was primarily due to the impact of the change from the fair value mark on the derivative related to the acquisition of the Pathward portfolio and the wind-down of the related risk-sharing agreement. The portfolio was acquired on October 3, 2025. Risk Adjusted Net Interest Margin Ratio for full year 2025 was 15.8%, compared to 15.2% in 2024. This increase was primarily driven by an increase in the fair value mark on the Company's loan portfolio due to market demand for the loan assets, partially offset by a slight decline in the Company's Portfolio Yield, year-over-year.

Fourth Quarter 2025 Financial Results

Revenue – Total revenue for the fourth quarter of $248 million was a decrease of $3 million, or 1%, as compared to $251 million in the prior-year quarter. This decline was attributable to the absence of $4 million of credit card revenue in the prior-year quarter. The Company completed the sale of its credit card portfolio in November 2024.

Net Revenue - Net revenue for the fourth quarter was $90 million, down $3 million, or 3%, as compared to Net Revenue of $93 million in the prior-year quarter. The decline was primarily driven by a $16 million increase in negative fair value marks resulting from the acquisition of the Pathward portfolio and the wind-down of the related risk-sharing agreement, along with the $3 million decrease in total revenue. The Company continues to expect a profitability benefit from the portfolio acquisition, driven by the lower funding costs of owning the portfolio in comparison to the prior agreement with Pathward. These drivers were substantially offset by $16 million of lower interest expense, driven by a $11 million reduction in debt extinguishment costs and balance sheet optimization initiatives, including the repayment of $70 million of corporate debt over the course of full year 2025.

Operating Expense and Adjusted Operating Expense – For the fourth quarter, total operating expense declined 6%, or $5.6 million, year-over-year to $84 million, coming in below the $92 million target. The decrease is due to a $3 million decline in our internally developed software costs enabled by the Company exiting the credit card product in 2024, and a $1 million decrease in direct mail marketing. Adjusted Operating Expense, which excludes stock-based compensation expense and certain non-recurring charges, decreased 10% year-over-year to $81 million.

Pre-Tax Income – Fourth quarter income before income taxes increased 68% year-over-year to $6.6 million, compared to $3.9 million in the prior-year period. Lower operating expenses more than offset lower net revenue. Pre-tax margin improved to 2.65% from 1.56% in the prior-year quarter.

Net Income and Adjusted Net Income – Net income was $3.4 million as compared to $8.7 million in the prior-year quarter. The decrease in net income was attributable to an increase in income tax caused by fewer tax credits. Adjusted Net Income was $13 million, as compared to $22 million in the prior-year quarter. The decrease was driven by the $16 million increase in net change in fair value, principally resulting from the aforementioned wind-down of the Pathward risk-sharing agreement.

Earnings Per Share and Adjusted EPS – GAAP earnings per share, basic and diluted, were both $0.07, as compared to basic and diluted earnings per share of $0.20 each in the prior-year quarter. Adjusted earnings per share was $0.27 as compared to $0.49 in the prior-year quarter.

Adjusted EBITDA – Adjusted EBITDA was $42 million, up from $41 million in the prior-year quarter, as lower operating and interest expenses more than offset higher net charge-offs and lower total revenue.

Full Year 2025 Financial Results

Revenue – Total revenue for the full year was $957 million, a decrease of $45 million from 2024. The decrease was due to decreased interest income attributable to a lower Average Daily Principal Balance partially due to prior year sale of the credit card receivables portfolio and a decrease in Portfolio Yield. Additionally, non-interest income declined due to a decrease in interest earned on the Company's Set & Save FBO funds due to lower average balances, a decrease related to the sale of credit card portfolio, and a decrease in subscription revenue.

Net revenue for the full year was $406 million, up 37% from $295 million in the prior year, primarily due to improved mark-to-market adjustments on loans due to improved credit performance. This was partially offset by a decrease in interest income due to a lower Average Daily Principal Balance, including the impact of the prior year sale of the credit card receivables portfolio and a lower Portfolio Yield.

Operating Expense and Adjusted Operating Expense – For the full year, total operating expense was $362 million, a decrease of 12% as compared to $410 million in 2024, enabled by the cost reduction initiatives enacted over the last year. Adjusted Operating Expense, which excludes stock-based compensation expense and certain non-recurring charges, decreased 10% year-over-year to $343 million.

Net Income (Loss) and Adjusted Net Income (Loss) – Net income was $25 million, an increase of $104 million as compared to a net loss of $79 million in 2024. The increase was due to the higher net revenue and lower operating expenses. Income tax expense increased by $55 million, primarily as a result of the return to GAAP profitability in 2025 compared to a loss in 2024. Adjusted Net Income increased to $65 million, as compared to $29 million in 2024. The improvements in net income and Adjusted Net income were attributable to reduced operating expenses coupled with higher net revenue, including improvements in mark-to-market adjustments on the Company's ABS notes.

Earnings (Loss) Per Share and Adjusted EPS – GAAP earnings per share, basic and diluted, were $0.54 and $0.53, respectively, for the full year 2025 as compared to basic and diluted loss per share of $1.95 each in 2024. Adjusted earnings per share increased 89% year-over-year to $1.36 in 2025, up from $0.72 in 2024.

Adjusted EBITDA – Adjusted EBITDA was $148 million, up $44 million, or 42%, as compared to $105 million in 2024, primarily reflecting a reduction in fair value driven by improved credit performance and reduced operating expenses, partially offset by lower total revenue.

Credit and Operating Metrics

Net Charge-Off Rate – The Annualized Net Charge-Off Rate for the fourth quarter was 12.3%, a 60 basis points increase from 11.7% in the prior-year quarter. The year ended December 31, 2025 Annualized Net Charge-Off Rate of 12.0% was in line with the 12.0% attained in 2024. Dollar Net Charge-offs for the quarter were up 7% to $86 million, compared to $80 million for the prior-year quarter. For the full year 2025, dollar net charge-offs were down 2% to $326 million compared to $331 million in 2024.

30+ Day Delinquency Rate – The Company's 30+ Day Delinquency Rate was 4.9% at the end of 2025, a 13 basis point increase compared to 4.8% at the end of 2024.

Operating Expense Ratio and Adjusted Operating Expense Ratio – Operating Expense Ratio for the quarter was 12.0% as compared to 13.1% in the prior-year quarter, a 108 basis points improvement. Adjusted Operating Expense Ratio was 11.6% as compared to 13.1% in the prior-year quarter, a 149 basis points improvement. For the full year 2025, Operating Expense Ratio was 13.4% as compared to 14.8% for 2024, a 144 basis points improvement. For the full year 2025, Adjusted Operating Expense Ratio was 12.7% as compared to 13.8% for 2024, a 109 basis points improvement. The Adjusted Operating Expense Ratio excludes stock-based compensation expense and certain non-recurring charges, such as expenses related to the credit card portfolio sale. The improvement in Adjusted Operating Expense Ratio is primarily attributable to the Company's focus on reducing operating expenses, partially offset by a decrease in Average Daily Principal Balance primarily due to the sale of the Company's credit card portfolio.

Return on Equity ("ROE") and Adjusted ROE – ROE for the quarter was 3.5%, as compared to 10% in the prior-year quarter. The decrease was attributable to the decrease in net income. Adjusted ROE for the quarter was 13%, as compared to 25% in the prior-year quarter. ROE for the full year 2025 was 7%, as compared to (21)% for 2024. Adjusted ROE for the full year 2025 was 17%, as compared to 8% for 2024.

Other Products

Secured personal loans – As of December 31, 2025, secured personal loan receivables were $226 million, up 39% from $162 million at year-end 2024, and up 8% quarter-over-quarter. Oportun currently offers secured personal loans in California, Texas, Florida, Arizona, New Jersey, Illinois, Nevada and Utah. Through 2025, secured personal loans losses have run over 600 basis points lower compared to unsecured personal loans. Furthermore, secured personal loans typically generate approximately twice the revenue per loan compared to unsecured personal loans, primarily due to higher average loan sizes.

Funding and Liquidity

As of December 31, 2025, total cash was $199 million, consisting of cash and cash equivalents of $106 million and restricted cash of $93 million. Cost of Debt and Debt-to-Equity were 7.9% and 7.2x, respectively, for and at the end of the fourth quarter 2025 as compared to 10.4% and 7.9x, respectively, for and at the end of the prior-year quarter. Cost of Debt and Debt-to-Equity were 8.2% and 7.2x, respectively, for and at the year ended December 31, 2025 as compared to 8.4% and 7.9x, respectively, for and at the year ended December 31, 2024. As of December 31, 2025, the Company had $934 million of undrawn capacity on its existing $1,139 million personal loan warehouse lines. The Company's personal loan warehouse lines are committed through 2028 and 2029.

Financial Outlook for First Quarter and Full Year 2026

Oportun is providing the following guidance for 1Q 2026 and full year 2026 as follows:

	1Q 2026	Full Year 2026
Total Revenue	$225 - $230M	$935 - $955M
Annualized Net Charge-Off Rate	12.65% +/- 15 bps	11.9% +/- 50 bps
Adjusted EBITDA[1]	$25 - $30M	$150 - $165M
Adjusted Net Income[1]	—	$74 - $82M
Adjusted EPS[1]	—	$1.50 - $1.65

[1] See the section entitled “About Non-GAAP Financial Measures” for an explanation of non-GAAP measures, and the table entitled “Reconciliation of Forward Looking Non-GAAP Financial Measures” for a reconciliation of non-GAAP to GAAP measures.

Conference Call

As previously announced, Oportun’s management will host a conference call to discuss fourth quarter 2025 results at 5:00 p.m. ET (2:00 p.m. PT) today. A live webcast of the call will be accessible from the Investor Relations page of Oportun's website at https://investor.oportun.com. The dial-in number for the conference call is 1-866-604-1698 (toll-free) or 1-201-389-0844 (international). Participants should call in 10 minutes prior to the scheduled start time. Both the call and webcast are open to the general public. For those unable to listen to the live broadcast, a webcast replay of the call will be available at https://investor.oportun.com for one year. A file that includes supplemental financial information and reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures, will be available on the Investor Relations page of Oportun's website at https://investor.oportun.com following the conference call.

About Non-GAAP Financial Measures

This press release presents information about the Company’s Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted Operating Expense, Adjusted Operating Expense Ratio, Adjusted ROE, Risk Adjusted Net Interest Margin, and Risk Adjusted Net Interest Margin Ratio, all of which are non-GAAP financial measures provided as a supplement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes these non-GAAP measures can be useful measures for period-to-period comparisons of its core business and provide useful information to investors and others in understanding and evaluating its operating results. Non-GAAP financial measures are provided in addition to, and not as a substitute for, and are not superior to, financial measures calculated in accordance with GAAP. In addition, the non-GAAP measures the Company uses, as presented, may not be comparable to similar measures used by other companies. Reconciliations of non-GAAP to GAAP measures can be found below.

About Oportun

Oportun (Nasdaq: OPRT) is a mission-driven financial services company that puts its members' financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $21.8 billion in responsible and affordable credit, saved its members more than $2.5 billion in interest and fees, and helped its members set aside an average of more than $1,800 annually. For more information, visit Oportun.com.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release, including statements as to future performance, results of operations and financial position; achievement of the Company's strategic priorities and goals; the Company's expectations regarding macroeconomic conditions; the Company's profitability and future growth opportunities including expected revenue growth in connection with increasing originations; the effect of and trends in fair value mark-to-market adjustments on the Company's loan portfolio and asset-backed notes; the Company's first quarter and full year 2026 outlook; the Company’s expectations regarding Adjusted EPS in full year 2026; the Company's expectations related to future profitability on an adjusted basis, and the plans and objectives of management for our future operations, are forward-looking statements. These statements can be generally identified by terms such as “expect,” “plan,” “goal,” “target,” “anticipate,” “assume,” “predict,” “project,” “outlook,” “continue,” “due,” “may,” “believe,” “seek,” or “estimate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could.” These forward-looking statements speak only as of the date on which they are made and, except to the extent required by federal securities laws, Oportun disclaims any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements. These statements involve known and unknown risks, uncertainties, assumptions and other factors that may cause Oportun’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Oportun has based these forward-looking statements on its current expectations and projections about future events, financial trends and risks and uncertainties that it believes may affect its business, financial condition and results of operations. These risks and uncertainties include those risks described in Oportun's filings with the Securities and Exchange

Commission, including Oportun's most recent annual report on Form 10-K, and include, but are not limited to, Oportun's ability to retain existing members and attract new members; Oportun's ability to accurately predict demand for, and develop its financial products and services; the effectiveness of Oportun's A.I. model; macroeconomic conditions, including fluctuating inflation and market interest rates; increases in loan non-payments, delinquencies and charge-offs; Oportun's ability to increase market share and enter into new markets; Oportun's ability to realize the benefits from acquisitions and integrate acquired technologies; the risk of security breaches or incidents affecting the Company's information technology systems or those of the Company's third-party vendors or service providers; Oportun’s ability to successfully offer loans in additional states; Oportun’s ability to compete successfully with other companies that are currently in, or may in the future enter, its industry; and changes in Oportun's ability to obtain additional financing on acceptable terms or at all.

Contacts

Investor Contact
Dorian Hare
(650) 590-4323
ir@oportun.com

Media Contact
Michael Azzano
Cosmo PR for Oportun
(415) 596-1978
michael@cosmo-pr.com

Oportun and the Oportun logo are registered trademarks of Oportun, Inc.

Oportun Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share data, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenue
Interest income	$232.4	$233.5	$893.2	$925.5
Non-interest income	15.4	17.5	63.5	76.3
Total revenue	247.7	250.9	956.7	1,001.8
Less:
Interest expense	57.9	73.7	231.5	238.2
Net decrease in fair value	(99.4)	(83.9)	(319.3)	(468.4)
Net revenue	90.4	93.4	405.8	295.2

Operating expenses:
Technology and facilities	34.0	37.9	142.4	166.2
Sales and marketing	16.1	17.3	70.6	67.0
Personnel	19.7	19.7	79.9	87.2
Outsourcing and professional fees	7.7	8.1	34.8	36.8
General, administrative and other	6.3	6.4	34.0	53.2
Total operating expenses	83.8	89.5	361.8	410.4

Income (loss) before taxes	6.6	3.9	44.1	(115.2)
Income tax expense (benefit)	3.2	(4.8)	18.8	(36.5)
Net income (loss)	$3.4	$8.7	$25.2	$(78.7)

Diluted Earnings (Loss) per Common Share	$0.07	$0.20	$0.53	$(1.95)
Diluted Weighted Average Common Shares	48,175,054	43,550,693	47,858,631	40,356,025

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, unaudited)

	December 31,	December 31,
	2025	2024
Assets
Cash and cash equivalents	$105.5	$60.0
Restricted cash	93.4	154.7
Loans receivable at fair value	2,874.1	2,778.5
Capitalized software and other intangibles	71.7	86.6
Right of use assets - operating	9.4	9.8
Other assets	103.7	137.6
Total assets	$3,257.9	$3,227.1

Liabilities and stockholders' equity
Liabilities
Secured financing	$199.4	$535.5
Asset-backed notes at fair value	263.8	1,080.7
Asset-backed borrowings at amortized cost	2,192.6	984.3
Acquisition and corporate financing	143.7	203.8
Lease liabilities	11.5	18.2
Other liabilities	56.8	50.9
Total liabilities	2,867.8	2,873.3
Stockholders' equity
Common stock	—	—
Common stock, additional paid-in capital	623.7	612.6
Accumulated deficit	(227.3)	(252.5)
Treasury stock	(6.3)	(6.3)
Total stockholders’ equity	390.1	353.8
Total liabilities and stockholders' equity	$3,257.9	$3,227.1

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Cash flows from operating activities
Net income (loss)	$3.4	$8.7	$25.2	$(78.7)
Adjustments for non-cash items	116.4	100.4	383.3	498.0
Proceeds from sale of loans in excess of originations of loans sold and held for sale	1.2	0.2	7.2	4.5
Changes in balances of operating assets and liabilities	(12.1)	(17.9)	(2.3)	(30.3)
Net cash provided by operating activities	108.9	91.4	413.4	393.5

Cash flows from investing activities
Net loan principal repayments (loan originations)	(182.6)	(101.7)	(344.4)	(228.1)
Proceeds from loan sales originated as held for investment	—	51.7	—	54.5
Capitalization of system development costs	(6.2)	(6.1)	(24.3)	(19.2)
Other, net	(0.5)	(0.3)	(1.0)	(0.9)
Net cash used in investing activities	(189.2)	(56.4)	(369.7)	(193.7)

Cash flows from financing activities
Borrowings	675.9	691.2	2,869.9	1,736.7
Repayments	(620.5)	(740.1)	(2,928.9)	(1,927.7)
Net stock-based activities	—	—	(0.4)	(0.3)
Net cash used in financing activities	55.3	(48.9)	(59.4)	(191.2)

Net increase (decrease) in cash and cash equivalents and restricted cash	(25.0)	(13.9)	(15.7)	8.6
Cash and cash equivalents and restricted cash beginning of period	224.0	228.5	214.6	206.0
Cash and cash equivalents and restricted cash end of period	$198.9	$214.6	$198.9	$214.6

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
CONSOLIDATED KEY PERFORMANCE METRICS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Key Financial and Operating Metrics	2025	2024	2025	2024
Aggregate Originations (Millions)	$494.9	$522.2	$1,956.8	$1,775.3
Portfolio Yield (%)	33.3%	34.2%	33.1%	33.5%
30+ Day Delinquency Rate (%)	4.9%	4.8%	4.9%	4.8%
Annualized Net Charge-Off Rate (%)	12.3%	11.7%	12.0%	12.0%

Other Metrics(1)
Managed Principal Balance at End of Period (Millions)	$2,914.0	$2,973.5	$2,914.0	$2,973.5
Owned Principal Balance at End of Period (Millions)	$2,739.0	$2,678.2	$2,739.0	$2,678.2
Average Daily Principal Balance (Millions)	$2,765.0	$2,714.4	$2,701.7	$2,766.6
Average Daily Debt Balance (Millions)	$2,892.2	$2,827.4	$2,824.9	$2,846.9
Annualized interest expense (Millions)	$229.9	$293.2	$231.5	$238.2
Cost of Debt (%)	7.9%	10.4%	8.2%	8.4%
Customer Acquisition Cost (2)	$111	$111	$117	$125

(1) As of December 31, 2024, Average Daily Principal Balance included $83.6 million related to credit card receivables. On November 12, 2024, the Company completed the sale of its credit cards receivable portfolio to a third-party credit card marketer and servicer.
(2) Sales and marketing expenses divided by the number of loans originated in the respective periods.

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
ABOUT NON-GAAP FINANCIAL MEASURES
(unaudited)

This press release dated February 26, 2026 contains non-GAAP financial measures. The following tables reconcile the non-GAAP financial measures in this press release to the most directly comparable financial measures prepared in accordance with GAAP.

The Company believes that the provision of these non-GAAP financial measures can provide useful measures for period-to-period comparisons of Oportun's core business and useful information to investors and others in understanding and evaluating its operating results. However, non-GAAP financial measures are not calculated in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

Adjusted EBITDA
The Company defines Adjusted EBITDA as net income, adjusted to eliminate the effect of certain items as described below. The Company believes that Adjusted EBITDA is an important measure because it allows management, investors and its board of directors to evaluate and compare operating results, including return on capital and operating efficiencies, from period to period by making the adjustments described below. In addition, it provides a useful measure for period-to-period comparisons of Oportun's business, as it removes the effect of income taxes, certain non-cash items, variable charges and timing differences.

•The Company believes it is useful to exclude the impact of income tax expense, as reported, because historically it has included irregular income tax items that do not reflect ongoing business operations.
•The Company believes it is useful to exclude depreciation and amortization and stock-based compensation expense because they are non-cash charges.
•The Company believes it is useful to exclude the impact of interest expense associated with the Company's corporate financing facilities, including the senior secured term loan and the residual financing facility, as it views this expense as related to its capital structure rather than its funding.
•The Company excludes the impact of certain non-recurring charges and other non-recurring charges because it does not believe that these items reflect ongoing business operations. Other non-recurring charges include litigation reserve, impairment charges, workforce optimization expenses, shareholder activism costs, debt amendment and warrant amortization costs related to our corporate financing facilities.
•The Company also excludes fair value mark-to-market adjustments on its loans receivable portfolio and asset-backed notes carried at fair value because these adjustments do not impact cash.

Adjusted Net Income
The Company defines Adjusted Net Income as net income adjusted to eliminate the effect of certain items as described below. The Company believes that Adjusted Net Income is an important measure of operating performance because it allows management, investors, and the Company's board of directors to evaluate and compare its operating results, including return on capital and operating efficiencies, from period to period, excluding the after-tax impact of non-cash, stock-based compensation expense and certain non-recurring charges.

•The Company believes it is useful to exclude the impact of income tax expense (benefit), as reported, because historically it has included irregular income tax items that do not reflect ongoing business operations. The Company also includes the impact of normalized income tax expense by applying a normalized statutory tax rate.
•The Company believes it is useful to exclude the impact of certain non-recurring charges and other non-recurring charges because it does not believe that these items reflect its ongoing business operations. Other non-recurring charges include litigation reserve, impairment charges, workforce optimization expenses, shareholder activism costs, debt amendment and warrant amortization costs related to our corporate financing facilities.
•The Company believes it is useful to exclude stock-based compensation expense because it is a non-cash charge.

•The Company also excludes the fair value mark-to-market adjustment on its asset-backed notes carried at fair value to align with the 2023 accounting policy decision to account for new debt financings at amortized cost.

Risk Adjusted Net Interest Margin and Risk Adjusted Net Interest Margin Ratio
The Company defines Risk Adjusted Net Interest Margin as total interest and non-interest income, less interest expense, credit losses and the impact of loan-related fair value adjustments. The Company defines Risk Adjusted Net Interest Margin Ratio as annualized Risk Adjusted Net Interest Margin divided by Average Daily Principal Balance. Average Daily Principal Balance represents the average loan balance outstanding over the reporting period. The Company believes Risk Adjusted Net Interest Margin and Risk Adjusted Net Interest Margin Ratio are important metrics because they reflect the net margin earned on its loan portfolio after accounting for both the cost of borrowing and the impact of credit performance, along with non-interest income. The Company believes that the Risk Adjusted Net Interest Margin measure provides management, investors, and Oportun's board of directors with a more complete understanding of the net margin of the Company’s loan portfolio and non-interest income on a risk-adjusted basis. The Company believes that the Risk Adjusted Net Interest Margin Ratio allows management, investors and Oportun's board of directors to evaluate its efficiency relative to its Average Daily Principal Balance.

Adjusted Operating Expense and Adjusted Operating Expense Ratio
The Company defines Adjusted Operating Expense as total operating expenses adjusted to exclude stock-based compensation expense and certain non-recurring charges, such as expenses associated with our workforce optimization, and other non-recurring charges. Other non-recurring charges include litigation reserve, impairment charges, workforce optimization expenses, shareholder activism costs, and debt amendment costs related to our Corporate Financing facility. The Company defines Adjusted Operating Expense Ratio as Adjusted Operating Expense divided by Average Daily Principal Balance. The Company believes Adjusted Operating Expense is an important measure because it allows management, investors and Oportun's board of directors to evaluate and compare its operating costs from period to period, excluding the impact of non-cash, stock-based compensation expense and certain non-recurring charges. The Company believes Adjusted Operating Expense Ratio is an important measure because it allows management, investors and Oportun's board of directors to evaluate how efficiently the Company is managing costs relative to revenue and Average Daily Principal Balance.

Adjusted Return on Equity
The Company defines Adjusted Return on Equity (“ROE”) as annualized Adjusted Net Income divided by average stockholders’ equity. Average stockholders’ equity is an average of the beginning and ending stockholders’ equity balance for each period. The Company believes Adjusted ROE is an important measure because it allows management, investors and its board of directors to evaluate the profitability of the business in relation to its stockholders' equity and how efficiently it generates income from stockholders' equity.

Adjusted EPS
The Company defines Adjusted EPS as Adjusted Net Income divided by weighted average diluted shares outstanding.

Oportun Financial Corporation
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Adjusted EBITDA	2025	2024	2025	2024
Net income (Loss)	$3.4	$8.7	$25.2	$(78.7)
Adjustments:
Income tax expense (benefit)	3.2	(4.8)	18.8	(36.5)
Interest on corporate financing	7.5	11.4	35.7	51.1
Depreciation and amortization	9.5	12.5	41.5	52.2
Stock-based compensation expense	2.7	2.8	10.7	13.1
Other non-recurring charges(1)	6.6	14.3	16.6	34.0
Fair value mark-to-market adjustment	9.7	(4.0)	(0.1)	69.3
Adjusted EBITDA	$42.5	$41.0	$148.4	$104.5

	Three Months Ended December 31,		Twelve Months Ended December 31,
Adjusted Net Income	2025	2024	2025	2024
Net income (Loss)	$3.4	$8.7	$25.2	$(78.7)
Adjustments:
Income tax expense (benefit)	3.2	(4.8)	18.8	(36.5)
Stock-based compensation expense	2.7	2.8	10.7	13.1
Other non-recurring charges(1)	6.6	14.3	16.6	34.0
Net decrease in fair value of credit cards receivable	—	—	—	36.2
Mark-to-market adjustment on ABS notes	2.0	8.5	17.8	72.1
Adjusted income (loss) before taxes	17.8	29.5	89.2	40.2
Normalized income tax expense	4.8	8.0	24.1	10.8
Adjusted Net Income	$13.0	$21.5	$65.1	$29.3

Stockholders' equity	$390.1	$353.8	$390.1	$353.8
GAAP ROE	3.5%	10.2%	6.8%	(20.8)%
Adjusted ROE (%)(2)	13.3%	25.2%	17.5%	7.7%
(1) Certain prior-period financial information has been reclassified to conform to current period presentation.
(2) Calculated as Adjusted Net Income (Loss) divided by average stockholders’ equity.

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Adjusted Operating Expense Ratio	2025	2024	2025	2024
OpEx Ratio	12.0%	13.1%	13.4%	14.8%

Total Operating Expense	$83.8	$89.5	$361.8	$410.4
Adjustments:
Stock-based compensation expense	(2.7)	(2.8)	(10.7)	(13.1)
Other non-recurring charges(1)	(0.5)	2.6	(8.2)	(16.0)
Total Adjusted Operating Expense	$80.7	$89.2	$342.9	$381.3

Average Daily Principal Balance	$2,765.0	$2,714.4	$2,701.7	$2,766.6

Adjusted OpEx Ratio	11.6%	13.1%	12.7%	13.8%
(1) Certain prior-period financial information has been reclassified to conform to current period presentation.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Risk Adjusted Net Interest Margin
Total Revenue	247.7	250.9	956.7	1,001.8
Less: Interest Expense	57.9	57.1	231.5	238.2
Net Interest Margin	$189.8	$193.9	$725.2	$763.6

Net Interest Margin Ratio	27.2%	28.4%	26.8%	27.6%

Adjustments:
Mark-to-market adjustment on loans	4.9	11.4	33.0	(1.7)
Mark-to-market adjustment on derivatives	(12.6)	1.0	(15.0)	4.5
Net settlements on derivative instruments	(4.0)	1.8	6.1	7.5
Fair value mark on loans sold	—	(9.8)	—	(75.2)
Net decrease in Fair Value of Credit Card	—	—	—	36.2
Net charge-offs	(85.7)	(79.9)	(325.5)	(331.4)
Other non-recurring charges	0.7	0.2	2.9	1.4
Risk Adjusted Net Interest Margin	$93.1	$118.7	$426.6	$404.9

Average Daily Principal Balance	$2,765.0	$2,714.4	$2,701.7	$2,766.6

Risk Adjusted Net Interest Margin Ratio	13.4%	17.4%	15.8%	15.2%

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in millions, except share and per share data, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
GAAP Earnings (loss) per Share	2025	2024	2025	2024
Net income (loss)	$3.4	$8.7	$25.2	$(78.7)
Net income (loss) attributable to common stockholders	$3.4	$8.7	$25.2	$(78.7)

Basic weighted-average common shares outstanding	46,877,983	42,720,229	46,418,934	40,356,025
Weighted average effect of dilutive securities:
Stock options	—	—	—	—
Restricted stock units	1,297,071	830,464	1,439,697	—
Diluted weighted-average common shares outstanding	48,175,054	43,550,693	47,858,631	40,356,025

Earnings (loss) per share:
Basic	$0.07	$0.20	$0.54	$(1.95)
Diluted	$0.07	$0.20	$0.53	$(1.95)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Adjusted Earnings (loss) Per Share	2025	2024	2025	2024
Diluted earnings (loss) per share	$0.07	$0.20	$0.53	$(1.95)

Adjusted Net Income	$13.0	$21.5	$65.1	$29.3

Basic weighted-average common shares outstanding	46,877,983	42,720,229	46,418,934	40,356,025
Weighted average effect of dilutive securities:
Stock options	—	—	—	—
Restricted stock units	1,297,071	830,464	1,439,697	500,705
Diluted adjusted weighted-average common shares outstanding	48,175,054	43,550,693	47,858,631	40,856,730

Adjusted Earnings (loss) Per Share	$0.27	$0.49	$1.36	$0.72

Note: Numbers may not foot or cross-foot due to rounding.

Oportun Financial Corporation
RECONCILIATION OF FORWARD LOOKING NON-GAAP FINANCIAL MEASURES
(in millions, unaudited)

	1Q 2026				FY 2026
	Low		High		Low	High
Adjusted EBITDA
Net income	$1.0	*	$4.9	*	$51.4	$59.8
Adjustments:
Income tax expense (benefit)	0.3		1.5		15.4	17.9
Interest on corporate financing	7.7		7.7		28.7	28.7
Depreciation and amortization	9.0		9.0		35.4	35.4
Stock-based compensation expense	4.9		4.9		13.8	13.8
Other non-recurring charges	2.1		2.1		12.1	12.1
Fair value mark-to-market adjustment	*		*		(6.7)	(2.7)
Adjusted EBITDA	$25.0		$30.0		$150.0	$165.0

*Due to the uncertainty in macroeconomic conditions and quarterly volatility in the fair value mark to market adjustment, we are unable to precisely forecast the fair value mark-to-market adjustments on our loan portfolio and asset-backed notes on a quarterly basis. As a result, while we fully expect there to be a fair value mark-to-market adjustment which could have an impact on GAAP net income (loss), the net income (loss) number shown above assumes no change in the fair value mark-to-market adjustment.

	FY 2026
Adjusted Net Income and Adjusted EPS	Low	High
Net income	$51.4	$59.8
Adjustments:
Income tax expense (benefit)	15.4	17.9
Stock-based compensation expense	13.8	13.8
Other non-recurring charges	17.3	17.3
Mark-to-market adjustment on ABS notes	3.5	3.5
Adjusted income before taxes	$101.4	$112.4
Normalized income tax expense	27.4	30.3
Adjusted Net Income	$74.0	$82.0

Diluted weighted-average common shares outstanding	49.6	49.6

Diluted earnings per share	$1.04	$1.21
Adjusted Earnings Per Share	$1.50	$1.65

Note: Numbers may not foot or cross-foot due to rounding.